Exhibit 99.1

DESTINATION MATERNITY CORPORATION

CONTACT:	Judd P. Tirnauer
Executive Vice President &
Chief Financial Officer
(215) 873-2278

For Immediate Release

DESTINATION MATERNITY REPORTS

23% INCREASE IN Q3 EARNINGS PER SHARE

VERSUS LAST YEAR

•

Q3 Fiscal 2013 Diluted EPS of $0.64, an increase of 23% over last year’s Q3 Diluted EPS of $0.52, and at the top end of prior guidance range of $0.56-$0.64 provided on April 25, 2013. On July 11, 2013, the Company announced that it expected its Q3 earnings to be in the top half of its prior guidance range.

•	First nine months Fiscal 2013 Diluted EPS of $1.37, an increase of 28% over last year’s first nine months Diluted EPS of $1.07

•

Projected full year Fiscal 2013 Diluted EPS of $1.68-$1.74, a projected increase of between 15% and 19% over Fiscal 2012 full year Diluted EPS of $1.46, and compared to prior EPS guidance of $1.61-$1.74

•	Projected full year Fiscal 2013 free cash flow of between $24 and $30 million, compared to prior guidance of between $25 and $33 million

•	Projected full year Fiscal 2014 Diluted EPS growth of 5% to 15% versus projected full year Fiscal 2013 Diluted EPS

Philadelphia, PA, July 25, 2013 – Destination Maternity Corporation (Nasdaq: DEST), the world’s leading maternity apparel retailer, today announced operating results for the third quarter of fiscal 2013, which ended June 30, 2013. The Company’s diluted earnings per share for its third quarter fiscal 2013 increased 23% compared to the prior year, and were at the top end of its April 25, 2013 earnings guidance range. On July 24, 2013 the Company announced that its Board of Directors declared a regular quarterly cash dividend of $0.1875 per share payable September 27, 2013.

Third Quarter Fiscal 2013 Financial Results

•

Net income for the third quarter of fiscal 2013 was $8.6 million, an increase of 24% compared to net income of $6.9 million for the third quarter of fiscal 2012. Diluted earnings per share for the third quarter of fiscal 2013 was $0.64, an increase of 23% compared to $0.52 for the third quarter of fiscal 2012. This third quarter fiscal 2013 diluted earnings per share performance was at the top end of the Company’s prior guidance range of $0.56-$0.64 provided in its April 25, 2013 press release.

DESTINATION MATERNITY REPORTS THIRD QUARTER FISCAL 2013 RESULTS	Page 2

•

Adjusted EBITDA was $17.8 million for the third quarter of fiscal 2013, an 11.1% increase compared to the $16.0 million of Adjusted EBITDA for the third quarter of fiscal 2012. Adjusted EBITDA is defined in the financial tables at the end of this press release.

•

Net sales for the third quarter of fiscal 2013 increased 2.2% to $141.9 million from $138.8 million for the third quarter of fiscal 2012. The increase in sales for the third quarter of fiscal 2013 compared to fiscal 2012 resulted primarily from an increase in comparable sales, partially offset by decreased sales related to the Company’s continued efforts to close underperforming stores, and decreased sales due to the closure of all of the Company’s remaining leased departments within Babies“R”Us® stores during the month of October 2012. The net sales of $141.9 million for the third quarter were near the top end of the Company’s guidance range of $138 to $142 million provided in April 2013.

•

Comparable sales (which include Internet sales) for the third quarter of fiscal 2013 increased 4.9% compared to a comparable sales decrease of 2.4% for the third quarter of fiscal 2012. The comparable sales increase of 4.9% during the third quarter of fiscal 2013 was near the top end of the Company’s guidance range for a comparable sales increase of between 2% and 5%. Adjusting for the calendar timing shift, as described later in this press release, the Company’s adjusted comparable sales increased 5.3% for the third quarter of fiscal 2013 and decreased 1.5% for the third quarter of fiscal 2012. The Company’s Internet sales, which are included in the Company’s comparable sales, increased 14% for the third quarter of fiscal 2013 on a reported basis, on top of a 30% increase in the third quarter of fiscal 2012.

First Nine Months of Fiscal 2013 Financial Results

•

Net income for the first nine months of fiscal 2013 was $18.3 million, a 29% increase compared to net income of $14.2 million for the first nine months of fiscal 2012. Diluted earnings per share for the first nine months of fiscal 2013 was $1.37, a 28% increase compared to $1.07 for the first nine months of fiscal 2012.

•	Adjusted EBITDA was $42.3 million for the first nine months of fiscal 2013, a 14% increase compared to the $37.2 million of Adjusted EBITDA for the first nine months of fiscal 2012.

•

Net sales for the first nine months of fiscal 2013 decreased 0.2% to $412.0 million from $413.0 million for the first nine months of fiscal 2012. The slight decrease in sales for the first nine months of fiscal 2013 compared to fiscal 2012 resulted primarily from decreased sales related to the Company’s continued efforts to close underperforming stores, and decreased sales due to the closure of all of the Company’s remaining leased departments within Babies“R”Us® stores during the month of October 2012, substantially offset by an increase in comparable sales.

•

Comparable sales for the first nine months of fiscal 2013 increased 3.0% compared to a comparable sales decrease of 1.1% for the first nine months of fiscal 2012. Adjusting for the calendar timing shift, the Company’s adjusted comparable sales increased 3.9% for the first nine months of fiscal 2013 and decreased 1.5% for the first nine months of fiscal 2012. The Company’s Internet sales increased 12% for the first nine months of fiscal 2013, on top of a 33% increase for the first nine months of fiscal 2012.

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DESTINATION MATERNITY REPORTS THIRD QUARTER FISCAL 2013 RESULTS	Page 3

Financing and Related Activities

•	On April 3, 2013, the Company repaid the remaining $1.8 million principal amount of its debt. The Company currently has no debt outstanding.

•	The Company’s Board of Directors declared a regular quarterly cash dividend of $0.1875 per share, payable September 27, 2013 to stockholders of record at the close of business on September 6, 2013.

Retail Locations

The tables below summarize store opening and closing activity for the third quarter and first nine months of fiscal 2013 and 2012, as well as the Company’s store, total retail location and total international franchised location count at the end of each fiscal period. In connection with the Company’s new broad-based partnership with Bed Bath & Beyond Inc. and its subsidiary, Buy Buy Baby, Inc., the Company discontinued operation of its 124 remaining leased departments in Babies“R”Us stores in late October 2012 and began to open leased departments in select buybuy BABY® stores. The decrease in leased department locations at the end of June 2013 compared to June 2012 predominantly reflects this change of partners in October 2012. According to Bed Bath & Beyond Inc.’s latest public disclosure, as of June 26, 2013 there are 84 buybuy BABY stores. As of June 30, 2013, the Company operates leased departments in 44 buybuy BABY stores, an increase from the 14 leased departments the Company operated in buybuy BABY stores as of March 31, 2013. Over time, the Company expects to continue to increase the number of buybuy BABY stores in which it has a maternity apparel leased department.

	Third Quarter Ended June 30,		Nine Months Ended June 30,
	2013	2012	2013	2012

Store Openings (1)
Total	1	—	11	4
Multi-Brand Store Openings	1	—	7	3

Store Closings (1)
Total	8	7	30	26
Closings Related to Multi-Brand Store Openings	2	1	9	7

Period End Retail Location Count (1)
Stores	606	636	606	636
Leased Department Locations	1,287	1,380	1,287	1,380

Total Retail Locations (1)	1,893	2,016	1,893	2,016

(1)	Excludes international franchised locations.

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DESTINATION MATERNITY REPORTS THIRD QUARTER FISCAL 2013 RESULTS	Page 4

	Third Quarter Ended June 30,		Nine Months Ended June 30,
	2013	2012	2013	2012

International Franchised Location Openings
Stores	2	2	3	2
Shop-in-Shop Locations	5	5	27	36

Total International Franchised Location Openings	7	7	30	38

International Franchised Location Closings
Stores	—	—	1	1
Shop-in-Shop Locations	6	—	7	2

Total International Franchised Location Closings	6	—	8	3

Period End International Franchised Location Count
Stores	18	16	18	16
Shop-in-Shop Locations	123	85	123	85

Total International Franchised Locations	141	101	141	101

Comparable Sales Data

Comparable sales data (which includes Internet sales) for the third quarter and first nine months of fiscal 2013 and 2012 is presented in the table below.

	Third Quarter Ended		Nine Months Ended
	June 30,		June 30,
	2013	2012	2013	2012
	% increase (decrease)		% increase (decrease)
Comparable Sales
Reported basis	4.9%	(2.4)%	3.0%	(1.1)%
Adjusted for calendar timing shift	5.3%	(1.5)%	3.9%	(1.5)%

Please refer to the section entitled “Days Adjustment Calendar Shift” later in this press release for a description of adjusted comparable sales.

Commentary

Ed Krell, Chief Executive Officer of Destination Maternity Corporation, noted, “We are very pleased with our continued positive comparable sales results and our strong earnings performance. Our third quarter fiscal 2013 diluted earnings per share of $0.64 were 23% higher than last year’s third quarter diluted earnings of $0.52 per share, and were at the top end of our prior earnings guidance range of $0.56 to $0.64 per share that we provided in our April 25, 2013 press release. This represents our fourth consecutive

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DESTINATION MATERNITY REPORTS THIRD QUARTER FISCAL 2013 RESULTS	Page 5

quarter of achieving both a comparable sales increase and a significant increase in earnings over the prior year, showing the continued progress we have made with our sales initiatives, while maintaining strong operational and expense discipline. Our progress in improving our comparable sales results can be seen by our adjusted comparable sales increases of 5.3% for the third quarter and 3.9% for the first nine months of fiscal 2013, both adjusted for the calendar timing shift as described later in this press release.

“Our total sales of $141.9 million for the third quarter were near the top end of our sales guidance range of $138 to $142 million provided in our April 25 press release, primarily due to our reported comparable sales increase of 4.9%, which was near the top end of our guidance range for a comparable sales increase of between 2% and 5% for the quarter.”

Financing and Related Activities

“We continue to use our strong free cash flow to generate shareholder value. As we stated in our April 25, 2013 press release, early in the third quarter we repaid the remaining $1.8 million principal amount of our debt. This completed a dramatic decrease in our financial leverage through use of our operating cash flow, with our total debt decreasing from $118 million to $0 over the past six and a half years. Given our strong balance sheet, with the complete repayment of our outstanding debt, and our strong projected cash flow, we increased our regular quarterly cash dividend, beginning with our June 2013 dividend payment, to further enhance the total return to our stockholders. Our regular quarterly cash dividend of $0.1875 per share paid June 28, 2013 was a 7.1% increase from our previous quarterly dividend rate of $0.175 per share and represents an annual dividend rate of $0.75 per share compared to our previous annual rate of $0.70 per share.”

Guidance for Fiscal 2013

“Looking forward, we are confident that we can continue to improve our sales performance and position our Company for future growth, by continuing to enhance our merchandise assortments, merchandise presentation, store environment and customer experience, and by continuing to focus on our strategic plan as summarized in our five key goals and strategic objectives discussed later under “Company Strategy.”

“Our financial guidance for the full year fiscal 2013 is as follows:

•

Net sales in the $537.5 to $542.0 million range, representing a projected sales change of between a decrease of 0.7% and an increase of 0.1% compared to fiscal 2012 net sales of $541.5 million. This sales guidance range is based on a projected comparable sales increase of between 2.3% and 3.1%.

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DESTINATION MATERNITY REPORTS THIRD QUARTER FISCAL 2013 RESULTS	Page 6

•	Gross margin for fiscal 2013 is expected to increase between 40 and 60 basis points compared to fiscal 2012.

•

Total selling, general and administrative (SG&A) expenses are planned to be slightly lower than fiscal 2012 in both dollar terms and as a percentage of net sales. The projected SG&A expenses for the full year reflect cost reductions resulting from the Company’s continued closure of underperforming stores and the closure of all of the Company’s remaining leased departments within Babies“R”Us stores during October 2012, as well as continued tight expense controls, partially offset by increased marketing expenses, additions of talent to drive sales, increased variable incentive compensation, and inflationary expense increases.

•	Operating income in the $37.2 to $38.5 million range, a projected increase of between 12% and 16% compared to fiscal 2012 operating income of $33.1 million.

•	Diluted earnings per share of between $1.68 and $1.74 per share for fiscal 2013, a projected increase of between 15% and 19% compared to diluted earnings per share of $1.46 per share for fiscal 2012.

•	Adjusted EBITDA in the $54.1 to $55.4 million range, a projected increase of between 8% and 11% compared to the fiscal 2012 Adjusted EBITDA of $49.9 million.

•

Open 14 to 16 new stores during the year, including 7 to 8 new multi-brand Destination Maternity nameplate stores, and close approximately 37 to 41 stores, with 11 to 13 of these planned store closings related to openings of new Destination Maternity nameplate stores.

•

Capital expenditures planned at between $16 and $19 million compared to fiscal 2012 capital expenditures of $9.3 million. After deducting projected tenant construction allowance payments to us from store landlords, the Company expects net cash outlay for capital projects to be between $13.0 million and $15.5 million, compared to $6.1 million in fiscal 2012. Our planned capital expenditures include significant investments for store enhancements, as well as continued investments in information systems and technology, distribution center efficiency projects, and new stores.

•	Inventory at fiscal 2013 year end planned to be approximately 2% to 5% lower than fiscal 2012 year end.

•

Given these assumptions, the Company plans to generate free cash flow (defined as net cash provided by operating activities minus capital expenditures) of between $24 and $30 million for the full year fiscal 2013, a slight decrease compared to prior guidance of between $25 and $33 million due to higher projected working capital, and a projected decrease from fiscal 2012 free cash flow of $33.4 million due to higher capital expenditures. Based on the Company’s current quarterly dividend rate of $0.1875 per share, the dividend will use approximately $9.8 million of cash flow for fiscal 2013, and uses approximately $10.1 million on a pro forma annualized basis.

“Our financial guidance for the fourth quarter of fiscal 2013 is as follows:

•	Net sales in the $125.5 to $130.0 million range.

•	A projected comparable sales increase of 0.0% to 3.5% on a reported basis.

•

Diluted earnings per share of between $0.32 and $0.38 per share, compared to diluted earnings per share of $0.39 for the fourth quarter of fiscal 2012. Our projected decrease in earnings for the quarter compared to last year is primarily driven by the quarterly timing of planned expense increases relative to last year, including marketing expenses and non-cash fixed asset disposal charges, as well as increased incentive compensation expense based on the significant increase in projected full year earnings.”

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DESTINATION MATERNITY REPORTS THIRD QUARTER FISCAL 2013 RESULTS	Page 7

Guidance for Fiscal 2014

“Our preliminary financial guidance for the full year fiscal 2014 is as follows:

•	A projected net sales increase of between 2.0% and 4.5% versus our $537.5 to $542.0 million sales guidance range for fiscal 2013.

•	A projected comparable sales increase of between 1.5% and 4.0%.

•	A projected increase in diluted earnings per share of between 5% and 15% versus our $1.68 to $1.74 guidance range for fiscal 2013.”

Company Strategy

Mr. Krell added, “As we plan and execute our business for both this year and beyond, we continue to be guided by our five key goals and strategic objectives:

1.	Be a profitable global leader in the maternity apparel business, treating all our partners and stakeholders with respect and fairness.

2.	Increase the profitability of our U.S. business, focusing on the following:

a.	Increase comparable sales, through continued improvement of merchandise assortments, merchandise presentation and customer experience, providing a more shoppable store environment for our customers, and through enhanced marketing and advertising.

b.	Reduce our expenditures and continue to be more efficient in operating our business – streamline, simplify and focus.

c.	Continue to expand our multi-brand Destination Maternity store chain where ROI hurdles are met, with the goal of operating fewer but larger stores over time; and

d.	Continue to close underperforming stores.

3.	In addition to achieving increased comparable sales, we aim to grow our sales where we can do so profitably, including the following areas of focus:

a.	International expansion.

b.	Potential growth of our leased department and licensed relationships.

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DESTINATION MATERNITY REPORTS THIRD QUARTER FISCAL 2013 RESULTS	Page 8

c.	Increased utilization of the Internet to drive sales, targeting both increased direct Internet sales and enhanced web marketing initiatives to drive store sales.

d.	Selective new store openings and relocations in the U.S. and Canada; and

e.	Continued focus on enhancing our overall customer relationship, including our marketing partnership programs.

4.	Focus on generating free cash flow to drive increased shareholder value.

5.	Maintain and intensify our primary focus on delivering great maternity apparel product and service in each of our brands and store formats, to serve the maternity apparel customer like no one else can.”

Mr. Krell concluded, “While we recognize that over the past five years we have faced the dual challenges of a deep recession followed by a weak recovery, as well as an 8% decrease in annual births in the United States since 2007, we remain focused on driving improvement in our sales performance through initiatives to enhance our merchandise assortments, merchandise presentation, store environment and customer experience. We are pleased with our improved sales trend over the past four quarters, and we are confident in our ability to continue to manage our business through this uncertain consumer environment, to continue to improve our sales performance, and to continue to make progress towards our key corporate goals.”

Days Adjustment Calendar Shift

Destination Maternity reports sales on a calendar quarter basis, rather than on a “4-5-4 retail fiscal calendar” where each fiscal week and fiscal quarter starts on a Sunday and ends on a Saturday. Thus, for each calendar quarter, there is a “days adjustment calendar shift” which may help or hurt reported calendar quarter sales and comparable sales due to different days of the week typically contributing more sales than other days of the week. In order to quantify and eliminate the effect on reported comparable sales results of the “days adjustment calendar shift”, the Company also presents comparable sales on an adjusted basis. For the third quarter of fiscal 2013, adjusted comparable sales were measured for the period Monday April 1, 2013 through Sunday June 30, 2013 compared to the period Monday April 2, 2012 through Sunday July 1, 2012. The Company estimates the calendar shift unfavorably impacted its reported comparable sales for the third quarter of fiscal 2013 by approximately 0.4 percentage points. Thus, adjusted comparable sales for the third quarter of fiscal 2013 increased 5.3%, compared to the reported comparable sales increase of 4.9%. For the first nine months of fiscal 2013, adjusted comparable sales were measured for the period Monday October 1, 2012 through Sunday June 30, 2013 compared to the period Monday October 3, 2011 through Sunday July 1, 2012. The Company estimates the calendar shift unfavorably impacted its reported comparable sales for the first nine months of fiscal 2013 by approximately 0.9 percentage points, primarily

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DESTINATION MATERNITY REPORTS THIRD QUARTER FISCAL 2013 RESULTS	Page 9

as a result of: (1) having one less Saturday versus the first nine months of fiscal 2012, and (2) having one less day versus the first nine months of fiscal 2012 due to the leap year in 2012. Thus, adjusted comparable sales for the first nine months of fiscal 2013 increased 3.9%, compared to the reported comparable sales increase of 3.0%. For the third quarter of fiscal 2012, the Company estimates the calendar shift unfavorably impacted its reported comparable sales by approximately 0.9 percentage points, and for the first nine months of fiscal 2012, the Company estimates the calendar shift favorably impacted its reported comparable sales by approximately 0.4 percentage points.

Conference Call Information

As announced previously, the Company will hold a conference call today at 9:00 a.m. Eastern Time, regarding the Company’s third quarter fiscal 2013 earnings and future financial guidance. You can participate in this conference call by calling (877) 703-6109 in the United States and Canada or (857) 244-7308 outside of the United States and Canada. Please call ten minutes prior to 9:00 a.m. Eastern Time. The conference call (listen only) will also be available on the investor section of our website at http://investor.destinationmaternity.com. The passcode for the conference call is “18851028.” In the event that you are unable to participate in the call, a replay will be available through Thursday, August 8, 2013 by calling (888) 286-8010 in the United States and Canada or (617) 801-6888 outside of the United States and Canada. The passcode for the replay is “80928830.”

Destination Maternity Corporation is the world’s largest designer and retailer of maternity apparel. In the United States and Canada, as of June 30, 2013, Destination Maternity operates 1,893 retail locations, including 606 stores, predominantly under the tradenames Motherhood Maternity®, A Pea in the Pod®, and Destination Maternity®, and 1,287 leased department locations, and sells on the web through its DestinationMaternity.com and brand-specific websites. Destination Maternity also distributes its Oh Baby by Motherhood® collection through a licensed arrangement at over 1,100 Kohl’s® stores throughout the United States and on Kohls.com. In addition, Destination Maternity is expanding internationally and has exclusive store franchise and product supply relationships in India, the Middle East and South Korea. As of June 30, 2013, Destination Maternity has 141 international franchised locations, including 123 shop-in-shop locations and 18 Destination Maternity branded stores.

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The Company cautions that any forward-looking statements (as such term is defined in the Private Securities Litigation Reform Act of 1995) contained in this press release or made from time to time by management of the Company, including those regarding earnings, net sales, comparable sales, other results of operations, liquidity and financial condition, and various business initiatives, involve risks and uncertainties, and are subject to change based on various important factors. The following factors, among others, in some cases have affected and in the future could affect the Company’s financial performance and actual results

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and could cause actual results to differ materially from those expressed or implied in any such forward-looking statements: the continuation of the economic recovery of the retail industry in general and of apparel purchases in particular, our ability to successfully manage our various business initiatives, the success of our international business and its expansion, our ability to successfully manage and retain our leased department and licensed relationships and marketing partnerships, future sales trends in our existing retail locations and through the Internet, unusual weather patterns, changes in consumer spending patterns, raw material price increases, overall economic conditions and other factors affecting consumer confidence, demographics and other macroeconomic factors that may impact the level of spending for maternity apparel, expense savings initiatives, our ability to anticipate and respond to fashion trends and consumer preferences, unanticipated fluctuations in our operating results, the impact of competition and fluctuations in the price, availability and quality of raw materials and contracted products, availability of suitable store locations, continued availability of capital and financing, our ability to hire and develop senior management and sales associates, our ability to develop and source merchandise, our ability to receive production from foreign sources on a timely basis, potential stock repurchases, our ability to generate sufficient free cash flow to continue our regular quarterly cash dividend, the trading liquidity of our common stock, changes in market interest rates, war or acts of terrorism and other factors set forth in the Company’s periodic filings with the Securities and Exchange Commission, or in materials incorporated therein by reference.

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DESTINATION MATERNITY CORPORATION AND SUBSIDIARIES

Consolidated Statements of Income

(in thousands, except percentages and per share data)

(unaudited)

	Third Quarter Ended June 30,		Nine Months Ended June 30,
	2013	2012	2013	2012

Net sales	$141,886	$138,847	$412,009	$412,989
Cost of goods sold	64,598	63,091	190,573	193,866

Gross profit	77,288	75,756	221,436	219,123
Gross margin	54.5%	54.6%	53.7%	53.1%
Selling, general and administrative expenses (SG&A)	63,000	63,252	190,275	192,967
SG&A as a percentage of net sales	44.4%	45.6%	46.2%	46.7%
Store closing, asset impairment and asset disposal expenses	215	653	949	1,650

Operating income	14,073	11,851	30,212	24,506
Interest expense, net	104	310	431	1,054
Loss on extinguishment of debt	—	12	9	22

Income before income taxes	13,969	11,529	29,772	23,430
Income tax provision	5,378	4,588	11,462	9,247

Net income	$8,591	$6,941	$18,310	$14,183

Net income per share – basic	$0.65	$0.53	$1.38	$1.08

Average shares outstanding – basic	13,302	13,132	13,255	13,077

Net income per share – diluted	$0.64	$0.52	$1.37	$1.07

Average shares outstanding – diluted	13,465	13,332	13,404	13,258

Supplemental information:
Net income, as reported	$8,591	$6,941	$18,310	$14,183
Add: stock-based compensation expense, net of tax	314	368	1,248	1,107
Add: loss on extinguishment of debt, net of tax	—	8	6	14

Adjusted net income, before stock-based compensation expense and loss on extinguishment of debt	$8,905	$7,317	$19,564	$15,304

Adjusted net income per share – diluted, before stock-based compensation expense and loss on extinguishment of debt	$0.66	$0.55	$1.46	$1.15

DESTINATION MATERNITY CORPORATION AND SUBSIDIARIES

Condensed Consolidated Balance Sheets

(in thousands)

(unaudited)

	June 30, 2013	September 30, 2012
ASSETS
Current assets:
Cash and cash equivalents	$30,832	$22,376
Trade receivables, net	13,313	13,197
Inventories	74,661	88,754
Deferred income taxes	7,804	7,557
Prepaid expenses and other current assets	5,780	4,220

Total current assets	132,390	136,104
Property, plant and equipment, net	51,287	51,078
Other assets	13,745	12,462

Total assets	$197,422	$199,644

LIABILITIES AND STOCKHOLDERS’ EQUITY
Current liabilities:
Line of credit borrowings	$—	$—
Current portion of long-term debt	—	15,257
Accounts payable	15,527	21,987
Accrued expenses and other current liabilities	41,779	35,544

Total current liabilities	57,306	72,788
Deferred rent and other non-current liabilities	21,607	21,884

Total liabilities	78,913	94,672
Stockholders’ equity	118,509	104,972

Total liabilities and stockholders’ equity	$197,422	$199,644

Selected Consolidated Balance Sheet Data

(in thousands)

(unaudited)

	June 30, 2013	September 30, 2012	June 30, 2012

Cash and cash equivalents	$30,832	$22,376	$31,692
Inventories	74,661	88,754	74,211
Property, plant and equipment, net	51,287	51,078	51,241
Line of credit borrowings	—	—	—
Total debt	—	15,257	15,667
Net cash (1)	30,832	7,119	16,025
Stockholders’ equity	118,509	104,972	101,495

(1)	Net cash represents cash and cash equivalents minus total debt.

DESTINATION MATERNITY CORPORATION AND SUBSIDIARIES

Consolidated Statements of Cash Flows

(in thousands)

(unaudited)

	Nine Months Ended June 30,
	2013	2012
Operating Activities
Net income	$18,310	$14,183
Adjustments to reconcile net income to net cash provided by operating activities:
Depreciation and amortization	9,262	9,339
Stock-based compensation expense	2,000	1,769
Loss on impairment of long-lived assets	740	1,569
Loss on disposal of assets	72	65
Loss on extinguishment of debt	9	22
Deferred income tax benefit	(1,240)	(255)
Amortization of deferred financing costs	152	83
Changes in assets and liabilities:
(Increase) decrease in:
Trade receivables	(118)	594
Inventories	14,092	16,153
Prepaid expenses and other current assets	(1,560)	1,661
Other non-current assets	43	(14)
Increase (decrease) in:
Accounts payable, accrued expenses and other current liabilities	(574)	961
Deferred rent and other non-current liabilities	71	(375)

Net cash provided by operating activities	41,259	45,755

Investing Activities
Capital expenditures	(9,064)	(5,913)
Additions to intangible assets	(392)	(164)

Net cash used in investing activities	(9,456)	(6,077)

Financing Activities
Decrease in cash overdraft	(402)	(358)
Repayment of long-term debt	(15,257)	(15,675)
Deferred financing costs paid	(914)	—
Withholding taxes on stock-based compensation paid in connection with repurchase of common stock	(633)	(593)
Cash dividends paid	(7,263)	(6,988)
Proceeds from exercise of stock options	549	99
Excess tax benefit from exercise of stock options and restricted stock vesting	598	270

Net cash used in financing activities	(23,322)	(23,245)

Effect of exchange rate changes on cash and cash equivalents	(25)	(26)

Net Increase in Cash and Cash Equivalents	8,456	16,407
Cash and Cash Equivalents, Beginning of Period	22,376	15,285

Cash and Cash Equivalents, End of Period	$30,832	$31,692

DESTINATION MATERNITY CORPORATION AND SUBSIDIARIES

Supplemental Financial Information

Reconciliation of Net Income to Adjusted EBITDA (1)

and Operating Income Margin to Adjusted EBITDA Margin

(in thousands, except percentages)

(unaudited)

	Third Quarter Ended June 30,		Nine Months Ended June 30,
	2013	2012	2013	2012

Net income	$8,591	$6,941	$18,310	$14,183
Add: income tax provision	5,378	4,588	11,462	9,247
Add: interest expense, net	104	310	431	1,054
Add: loss on extinguishment of debt	—	12	9	22

Operating income	14,073	11,851	30,212	24,506
Add: depreciation and amortization expense	3,092	3,020	9,262	9,339
Add: loss on impairment of long-lived assets	52	596	740	1,569
Add: loss (gain) on disposal of assets	76	(39)	72	65
Add: stock-based compensation expense	504	589	2,000	1,769

Adjusted EBITDA (1)	$17,797	$16,017	$42,286	$37,248

Net sales	$141,886	$138,847	$412,009	$412,989

Operating income margin (operating income as a percentage of net sales)	9.9%	8.5%	7.3%	5.9%
Adjusted EBITDA margin (adjusted EBITDA as a percentage of net sales)	12.5%	11.5%	10.3%	9.0%

(1)	Adjusted EBITDA represents operating income before deduction for the following non-cash charges: (i) depreciation and amortization expense; (ii) loss on impairment of tangible and intangible assets; (iii) loss (gain) on disposal of assets; and (iv) stock-based compensation expense.

DESTINATION MATERNITY CORPORATION AND SUBSIDIARIES

Supplemental Financial Information (Continued)

Consolidated Statement of Income

For the Twelve Months Ended June 30, 2013

(in thousands, except percentages and per share data)

(unaudited)

Net sales	$540,496
Cost of goods sold	247,472

Gross profit	293,024
Gross margin	54.2%

Selling, general and administrative expenses (SG&A)	252,931
SG&A as a percentage of net sales	46.8%

Store closing, asset impairment and asset disposal expenses	1,282

Operating income	38,811

Interest expense, net	592
Loss on extinguishment of debt	9

Income before income taxes	38,210
Income tax provision	14,711

Net income	$23,499

Net income per share – basic	$1.78

Average shares outstanding – basic	13,229

Net income per share – diluted	$1.76

Average shares outstanding – diluted	13,376

Supplemental information:
Net income	$23,499
Add: stock-based compensation expense, net of tax	1,613
Add: loss on extinguishment of debt, net of tax	6

Adjusted net income, before stock-based compensation expense and loss on extinguishment of debt	$25,118

Adjusted net income per share – diluted, before stock-based compensation expense and loss on extinguishment of debt	$1.88

DESTINATION MATERNITY CORPORATION AND SUBSIDIARIES

Supplemental Financial Information (Continued)

Reconciliation of Net Income to Adjusted EBITDA

and Operating Income Margin to Adjusted EBITDA Margin

For the Twelve Months Ended June 30, 2013

(in thousands, except percentages)

(unaudited)

Net income	$23,499
Add: income tax provision	14,711
Add: interest expense, net	592
Add: loss on extinguishment of debt	9

Operating income	38,811
Add: depreciation and amortization expense	12,368
Add: loss on impairment of long-lived assets	1,047
Add: loss on disposal of assets	122
Add: stock-based compensation expense	2,588

Adjusted EBITDA	54,936

Net sales	$540,496

Operating income margin (operating income as a percentage of net sales)	7.2%

Adjusted EBITDA margin (adjusted EBITDA as a percentage of net sales)	10.2%

Reconciliation of Net Income Per Share – Diluted

to Adjusted Net Income Per Share – Diluted,

Before Stock-based Compensation Expense and

Loss on Extinguishment of Debt

(unaudited)

	Projected for the Year Ending September 30, 2013	Actual for the Year Ended September 30, 2012

Net income per share – diluted (1)	$1.68 to 1.74	$1.46
Add: per share effect of stock-based compensation expense	0.13	0.11
Add: per share effect of loss on extinguishment of debt	0.00	0.00

Adjusted net income per share – diluted, before stock-based compensation expense and loss on extinguishment of debt (1)	$1.81 to 1.87	$1.57

(1)	Projected net income and projected adjusted net income per share – diluted for the year ending September 30, 2013 are based on approximately 13.4 million projected average diluted shares outstanding.

DESTINATION MATERNITY CORPORATION AND SUBSIDIARIES

Supplemental Financial Information (Continued)

Reconciliation of Net Income Per Share – Diluted

to Adjusted Net Income Per Share – Diluted,

Before Stock-based Compensation Expense

(unaudited)

	Projected for the Fourth Quarter Ending September 30, 2013 (1)	Actual for the Fourth Quarter Ended September 30, 2012

Net income per share – diluted (2)	$0.32 to 0.38	$0.39
Add: per share effect of stock-based compensation expense	0.04	0.03

Adjusted net income per share – diluted, before stock-based compensation expense (2)	$0.35 to 0.41	$0.42

(1)	Components do not add to total due to rounding.
(2)	Projected net income and projected adjusted net income per share – diluted for the fourth quarter ending September 30, 2013 are based on approximately 13.5 million projected average diluted shares outstanding.

Reconciliation of Net Income to Adjusted EBITDA

(in millions, unaudited)

	Projected for the Year Ending September 30, 2013	Actual for the Year Ended September 30, 2012

Net income	$22.6 to 23.4	$19.4
Add: income tax provision	14.1 to 14.6	12.5
Add: interest expense, net	0.5	1.2
Add: loss on extinguishment of debt	0.0	0.0

Operating income	37.2 to 38.5	33.1
Add: depreciation and amortization expense	12.5	12.4
Add: loss on impairment of long-lived assets and loss on disposal of assets	1.6	2.0
Add: stock-based compensation expense	2.8	2.4

Adjusted EBITDA	$54.1 to 55.4	$49.9

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